Exhibit 99.2


Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08  Bermuda
441-296-4004
www.assuredguaranty.com


                                 Press Release



     Donald Kramer to Retire as Chairman of the Board of Assured Guaranty


Hamilton, Bermuda, March 16, 2005 - Assured Guaranty Ltd. (NYSE: AGO) today announced that Donald Kramer will retire as director and Chairman of the Board of Assured Guaranty Ltd. at the expiration of his current term on May 5, 2005. Assured Guaranty's Nominating and Governance Committee will recommend Walter Scott to be elected Chairman of the Board at the Company's next meeting of the Board of Directors.

Dominic Frederico, Assured Guaranty's CEO, stated, "Don is a premier insurance and financial services executive and we thank him for his service and dedication as Chairman through Assured Guaranty's IPO and first year as a publicly traded company."

Donald Kramer has been non-executive Chairman of the Board of Assured Guaranty since December 2003. In addition, Donald Kramer has served as Executive, Office of the President & Chief Executive Officer for ACE Limited, since May 2004. Prior to his current position at ACE, he served as Vice Chairman of ACE Limited following its acquisition of Tempest Re in 1996.

Walter Scott currently serves as a Director and the Chairman of the Compensation Committee of Assured Guaranty Ltd. Mr. Scott served as the President, Chairman and Chief Executive Officer of ACE Limited from 1989 to 1994. He managed ACE through many significant moments in its history, most notably the initial public offering of ACE Limited shares and the acquisition of Corporate Officers & Directors Assurance Ltd.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information can be found at www.assuredguaranty.com.

Contact Information:

Sabra Purtill
Senior Vice President, Investor Relations and Strategic Planning
212-408-6044
441-278-6665
spurtill@assuredguaranty.com


Christopher McNamee
Assistant Vice President, Investor Relations
212-261-5509
cmcnamee@assuredguaranty.com